Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-126246
Prospectus Supplement No. 6
to Prospectus dated August 29, 2005
17,198,252 Shares
LEAP WIRELESS INTERNATIONAL, INC.
Common Stock

     We are supplementing the prospectus dated August 29, 2005, covering up to 17,198,252 shares of our common stock, par value $0.0001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus. This prospectus supplement contains our Current Report on Form 8-K dated February 17, 2006, which was filed with the Securities and Exchange Commission on February 24, 2006.
     This prospectus supplement supplements information contained in the prospectus dated August 29, 2005. This prospectus supplement should be read in conjunction with the prospectus dated August 29, 2005, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated August 29, 2005, including any supplements and amendments thereto.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated August 29, 2005, including any amendment or supplement thereto.
     INVESTING IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED AUGUST 29, 2005.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is February 24, 2006.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 17, 2006
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
Executive Officer Compensation.
Effective February 17, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Leap Wireless International, Inc. (the “Company”), approved the following salaries and target bonuses for executive officers of the Company:

Name	Title	Salary*		Target Bonus
S. Douglas Hutcheson	President & CEO	$550,000		100%
Albin Moschner	EVP & Chief Marketing Officer	$330,000		80%
Glenn Umetsu	EVP & Chief Technical Officer	$336,000		80%
Dean Luvisa	CFO (Acting)	$292,600		65%
Leonard Stephens	SVP Human Resources	$282,500	**	65%
David Davis	SVP Sales Operations	$275,600		65%
Robert Irving	SVP Legal & General Counsel	$287,500		65%
Linda Wokoun	SVP Marketing	$262,500		65%
*    Retroactive to January 28, 2006.
**  Exclusive of a lump sum merit adjustment of $10,000, paid February 17, 2006.
In addition, the Committee approved a revision to Mr. Hutcheson’s severance benefits so that if Mr. Hutcheson were terminated without “Cause” or resigned for “Good Reason” (in each case, with such terms as defined in the Executive Employment Agreement, dated as of January 10, 2005, by and among the Company, Cricket Communications, Inc. and Mr. Hutcheson, as amended to date (the “Hutcheson Employment Agreement”)), then Mr. Hutcheson would be entitled to a severance benefit equal to 1 1/2 times the sum of his base salary and annual target bonus.
In approving Mr. Hutcheson’s salary, target bonus and severance benefit, the Committee authorized a second amendment to the Hutcheson Employment Agreement. The Amended and Restated Executive Employment Agreement among Leap Wireless International, Inc., Cricket Communications, Inc., and S. Douglas Hutcheson, dated as of January 10, 2005 was filed as an exhibit to the Company’s 2004 Annual Report on Form 10-K filed with the SEC on May 16, 2005. The First Amendment to Amended and Restated Executive Employment Agreement, effective as of June 17, 2005, between the Company, Cricket Communications, Inc. and S. Douglas Hutcheson was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2005.
Non-employee Director Compensation.
Effective February 22, 2006, the Board approved an annual compensation package for non-employee directors consisting of a cash component and an equity component. The cash component will be paid, and the equity component will be awarded, each year following the annual meeting of stockholders of the Company.
Each non-employee director will receive annual cash compensation of $40,000. The chairman of the Board will receive additional cash compensation of $20,000; the chairman of the Audit Committee will receive additional cash compensation of $15,000, and each of the chairman of the Compensation Committee and the chairman of the Nominating/Corporate Governance Committee will receive additional cash compensation of $5,000.

Non-employee directors will also receive $100,000 in Company restricted common stock pursuant to the Company’s 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”). The purchase price for each share of Company restricted common stock will be $.0001 and each such share will be valued at fair market value (as defined in the 2004 Plan) on the date of grant. One third of each award of restricted common stock will vest on each of the first, second and third anniversaries of the effective date of the grant. All unvested shares under each outstanding award will vest upon a change of control (as defined in the 2004 Plan).
The Company filed a Current Report on Form 8-K on January 6, 2005, describing the material terms of the 2004 Plan. The 2004 Plan is attached as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on January 11, 2005.
Stock Option Award to Acting Chief Financial Officer
Effective February 22, 2006, the Board also granted Dean Luvisa, the Company’s acting chief financial officer, an option to purchase 10,000 shares of the Company’s common stock pursuant to the 2004 Plan. The options may be exercised at fair market value (as defined in the 2004 Plan) and vest on the fifth anniversary of the date of grant, if Mr. Luvisa is an employee, consultant or director of the Company or its subsidiaries on such date. Up to thirty percent per year of the grant can vest based on the Company’s achieving performance targets specified by the Board with respect to each of 2007, 2008 and 2009. In the event of a change of control (as defined in the 2004 Plan), one-third of the unvested shares would vest immediately, one-third would vest on the first anniversary of the change of control, and the remaining one-third would vest on the second anniversary of the change of control. All remaining unvested shares would vest upon a termination of Mr. Luvisa’s employment by the Company without cause or by Mr. Luvisa with good reason within 90 days prior to or twelve months after a change in control.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: February 24, 2006	By	/s/ Robert J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President, General Counsel and Secretary